Exhibit 4.2


                           GENERAL SEMICONDUCTOR, INC.


           $172,500,000 5.75% Convertible Subordinated Notes Due 2006



                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of November 2, 2001

                                       to

                                    INDENTURE

                          Dated as of December 14, 1999


                           --------------------------



                          The Bank of New York, Trustee





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            FIRST SUPPLEMENTAL INDENTURE, dated as of November 2, 2001 (the
"First Supplemental Indenture"), among General Semiconductor, Inc., a Delaware corporation (the "Company"), Vishay Intertechnology, Inc., a Delaware corporation ("Vishay"), and The Bank of New York, a New York banking corporation, as Trustee under the Indenture referred to below (the "Trustee").

            WHEREAS, the Company and the Trustee executed an Indenture, dated as of December 14, 1999 (the "Indenture"), in respect of $172,500,000 in aggregate principal amount of 5.75% Convertible Subordinated Notes due 2006 (the "Notes"); and

            WHEREAS, the Company has entered into an agreement and plan of merger dated as of July 31, 2001, among the Company, Vishay and Vishay Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Vishay ("Vishay Acquisition"), pursuant to which Vishay Acquisition will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Vishay (the "Merger"); and

            WHEREAS, upon consummation of the Merger, each share of the Company's common stock will be exchanged for 0.563 of a share of Vishay common stock; and

            WHEREAS, pursuant to Section XIII.6 of the Indenture, the Company and Vishay, as the issuer of common stock into which, following the Merger, the Notes will become convertible, are required to enter into a supplemental indenture with the Trustee;

            WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

            WHEREAS, for all purposes of this First Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this First Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture;

            NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes, as follows:


                                   ARTICLE ONE
                           AMENDMENTS TO THE INDENTURE

            Section 1.1 Continuation of Conversion Privilege Following the Merger. The Holder of each Security outstanding shall have the right to convert such Security only into the amount of shares of Vishay common stock, par value $.10 per share ("Vishay Common Stock"), receivable upon consummation of the Merger by a holder of the number of shares of the Company's common stock issuable upon conversion of such Security immediately prior to the Merger, subject, however to the provisions of Article XIII.

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            Section 1.2.   Definitions.  The definition of "Common Stock"
in Section I.1 of the Indenture is hereby amended in its entirety to read as follows:

            "Common Stock" means the common stock of Vishay Intertechnology, Inc., $.10 par value per share, or as such stock may be reconstituted from time to time."

            Section 1.3 Conversion Price. Section XIII.4 of the Indenture is hereby amended in its entirety to read as follows:

            "CONVERSION PRICE.

            The conversion price per share of Common Stock issuable upon conversion of the Securities (as such price may be adjusted, herein called the "Conversion Price") shall initially be $27.62 (which reflects a conversion rate of 36.2058 shares of Common Stock per $1,000 in principal amount of Securities)."

            Section 1.4 Other. All of the provisions of Article XIII shall continue in full force and effect as amended by this First Supplemental Indenture.


                                   ARTICLE TWO
                                  MISCELLANEOUS

            Section 2.1 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

            Section 2.2 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

            Section 2.3 Successors and Assigns. All agreements of the Company in this First Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns.

            Section 2.4 Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

            Section 2.5 Effectiveness and Operativeness. The provisions of this First Supplemental Indenture shall become effective, immediately upon the execution and delivery by the Trustee of this First Supplemental Indenture. However, the amendments provided for in Article I of this First Supplemental Indenture shall be operative if and only if the consummation of the Merger shall occur.


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            Section 2.6    Trustee's Disclaimer. Except for the first recital
contained herein, the recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

            Section 2.7 Vishay. Vishay is executing this First Supplemental Indenture solely for the purpose of satisfying Section XIII.6 of the Indenture and not for any other purpose.








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            IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date first written above.


                                    GENERAL SEMICONDUCTOR, INC.


                                    By:
                                         ------------------------------------
                                         Name:
                                         Title:



                                    VISHAY INTERTECHNOLOGY, INC.


                                    By:
                                         ------------------------------------
                                         Name:
                                         Title:



                                    THE BANK OF NEW YORK


                                    By:
                                         ------------------------------------
                                         Name:
                                         Title:






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